UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 24, 2008, Legacy Reserves LP (“Legacy”) entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) to the Credit Agreement dated as of March 15, 2006, as amended, with BNP Paribas, as administrative agent, and other financial institutions party thereto (the “Credit Agreement”).  Pursuant to the Fourth Amendment, the borrowing base has been increased to $272 million.  Additionally, the Fourth Amendment provides that the borrowing base will be increased further to $320 million coincident with the acquisition of Permian Basin and Mid-continent oil and natural gas producing properties, which is scheduled to close on April 30, 2008, and the satisfaction of certain customary conditions under the credit facility.

The Credit Agreement provides that Legacy may elect that borrowing be comprised entirely of alternate base rate (ABR) loans or Eurodollar Loans.  Under the Fourth Amendment, interest on the loans is determined, with respect to ABR Loans, the alternate base rate equals the higher of the prime rate or the Federal funds effective rate plus 0.50%, plus an applicable margin between 0% and 0.250%; and with respect to Eurodollar loans, interest is calculated using the London interbank rate (LIBOR) plus an applicable margin between 1.250% and 1.875%.

Under the Fourth Amendment, The Bank of Nova Scotia is added as a lender to the existing group of lenders, which includes BNP Paribas, Bank of America N.A., Wachovia Bank N.A., Compass Bank, Comerica Bank, Keybank N.A. and Fortis Capital Corp.

A copy of the Fourth Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
Exhibit 10.1	Fourth Amendment to Credit Agreement dated April 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: April 25, 2008	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Fourth Amendment to Credit Agreement dated April 24, 2008.